            AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the "Agreement") of KEY COMPONENTS, LLC, a Delaware limited liability company (the "Company"), dated as of September 1, 1999, by and among the Company and the persons or entities who have executed the signature pages hereto as members and who from time to time hereafter execute this Agreement as members (collectively, the "Members").
            ----------------------------------------------------------

            The Company was formed on April 17, 1998.

            The Company and Key Components, Inc., a New York corporation ("KCI"), are parties to an Operating Agreement dated April 17, 1998.

            Pursuant to a Share Purchase Agreement dated August 12, 1999 (the "Purchase Agreement"), among the Company, KCI, SGC Partners II LLC, a Delaware limited liability company ("SG"), and Keyhold, Inc., a Delaware corporation and a wholly-owned subsidiary of SG ("Sub") the Company has agreed to sell shares in the Company ("Shares") in exchange for a capital contribution to the Company, and to admit Sub as a member of the Company.

            It is a condition to the purchase and sale of the Shares under the Purchase Agreement that the Company, KCI and Sub enter into this amended and restated operating agreement and that the Company, KCI, certain stockholders of KCI, SG and Sub enter into the Shareholders Agreement, dated the date hereof, governing the operation of the Company, KCI and their subsidiaries and certain rights and obligations of the Members and stockholders of KCI (the "Shareholders Agreement").

            The parties agree as follows:

            1. Formation. The Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act (the "Act") by the execution and filing of a Certificate of Formation (the "Certificate of Formation") with the Delaware Secretary of State ("Secretary of State") on April 17, 1998. The Company was qualified to do business in the State of New York by the execution and filing of an Application for Authority with the New York Department of State on May 18, 1998. The Members shall execute such further documents and take such further actions as shall be necessary or appropriate to comply with the requirements of law for the operation of a limited liability company in any other jurisdiction in which the Company elects to conduct its business.

            2. Name. The name of the Company is Key Components, LLC.

            3. Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

            4. Principal Office. The Company's principal place of business shall be located at 200 White Plains Road, 4th Floor, Tarrytown, New York 10591. The Company may have such other business offices within or without the State of Delaware as determined from time to time.

            5. Term. The term of the Company began on the date of the filing of the Certificate of Formation with the Secretary of State and shall continue until dissolved in accordance with this Agreement.

            6. Incorporation by Reference of the Shareholders Agreement. Certain rights and obligations of the Members are set forth in the Shareholders Agreement. The relevant terms of the Shareholders Agreement are hereby incorporated into this Agreement by reference and made a part hereof, and shall be deemed to be terms of this Agreement for the purpose of any interpretation and enforcement of this Agreement under Section 18-111 of the Act. All reference to "this Agreement" shall mean this Agreement and the Shareholders Agreement, to the extent applicable.

            7. Members; Shares; Percentage Interests; Classes. (a) The name, present mailing address, facsimile number, taxpayer identification number, percentage interest in the Company's outstanding equity (the "Percentage Interest"), class of Shares held (the "Class") and amount of the capital contributions of each Member, as of the date hereof, are set forth on Schedule I.

            (b) Each Member shall, upon becoming a Member, acquire an equity interest in the Company. Members shall be allocated a specified number of Shares in respect of their equity interests. The total number of Shares allocated to a Member at any time is used to determine such Member's Percentage Interest. The numbers of Shares allocated to Members in respect of their respective equity interests in the Company at any time are set forth on Schedule I, as amended from time to time.

            (c) The maximum number of Shares that the Company is authorized to have allocated to Members at any one time is 5,000,000 Shares.

            (d) The Percentage Interest of each Member at any time is calculated by dividing (x) the total number of Shares allocated to such Member at such time by (y) the total number of Shares allocated to all Members at such time and expressing the result as a percentage. The sum of the Percentage Interests of all Members at any time shall be 100%.

            (e) Whenever a new Member is admitted, Schedule I shall be amended to give effect to any changes in the number of Shares allocated to, and the Percentage Interests of, all Members for succeeding periods determined on the basis of the terms upon which the new Member is admitted.


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

            (f) Whenever a Member withdraws, Schedule I shall be amended to give effect to the changes in the number of Shares allocated to, and the Percentage Interests of, all Members for succeeding periods resulting from the withdrawal.

            (g) The Members are hereby classified into two Classes: Class A Members and Class B Members. With respect to the Shares issued to each Member on or before the date hereof, such Member shall be entitled to the rights and subject to the restrictions which this Agreement provides or imposes on the Class to which the Member belongs. Class A includes all Members identified as Class A Members on Schedule I and all Members subsequently designated as Class A Members in accordance with this Agreement. Class B includes all Members identified as Class B Members on Schedule I and all Members subsequently designated as Class B Members in accordance with this Agreement. In connection with the issuance of additional Shares, whether to existing Members or to new Members, the Members may create or designate additional Classes, having such relative rights, powers, duties, preferences and limitations as the Members shall determine, subject to the limitations set forth in this Agreement and prescribed by law. Initially, KCI shall be the Class A Member and Sub shall be the Class B Member.

            8. Capital Contributions; Capital Accounts.

            (a) Capital Contributions. Each Member has contributed, or shall contribute, to the Company, as such Member's initial capital contribution, cash or property in the amount set forth on Schedule I. Except as set forth below or as otherwise provided by applicable law, no Member shall be required to make additional capital contributions without such Member's consent or restore any deficit to such Member's Capital Account. Except with the consent of the Board of Directors (as defined below), no Member shall be entitled to make any additional capital contribution or to make any capital contribution in property other than cash.

            (b) Capital Accounts. There shall be established and maintained for each Member a separate capital account ("Capital Account"). There shall be added to the Capital Account of each Member (i) the amount of any money, and the fair market value of any other property, contributed by the Member to the Company as capital, (ii) income and gain allocated to the Member by the Company in accordance with Section 9 and (iii) all other items properly allocated to the Capital Account of such Member as required by the regulations promulgated under
Section 704(b) and Section 704(c) (the "Section 704 Regulations") of the Internal Revenue Code of 1986, as amended (such Code, as amended from time to time or any successor federal income tax legislation, the "Code") herein, and there shall be subtracted from such Capital Account (x) the amount of any money, and the fair market value of any other property, distributed to the Member, (y) losses and expenses allocated to the Member by the Company in accordance with
Section 9 herein, and (z) all other items properly charged to the Capital Account of such Member as required by the Section 704 Regulations. If property other than cash is distributed to the Members (whether in liquidation of the Company or otherwise), for purposes of computing Capital Accounts the property will be deemed to have been sold and distributed by the Company for its fair market value and the income, gain, loss or expense from the deemed sale will be allocated in accordance with Section 9 herein. All capital, whenever contributed, shall be subject in all respects to the risks of the business and subordinate in right of payment to the claims of present or future creditors of the Company and of any successor firm in accordance with this Agreement.

            (c) Interest. No interest shall be paid to any Member or accrue by reason of the amount of such Member's capital contribution or Capital Account.

            (d) Adjustments. The Members intend to comply with the Section 704 Regulations in all respects, and to agree to adjust their Capital Accounts to the full extent that the Section 704 Regulations may apply (including, without limitation, applying the concepts of the minimum gain chargebacks and qualified income offsets). To this end, each Member agrees to make any Capital Account adjustment that, in the opinion of tax counsel selected by the Board of Directors, is necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Members and the amount of capital of the Company reflected on its balance sheet (as computed for book purposes), as long as such adjustments are consistent with the underlying economic arrangement of the Members and are based on, wherever practicable, and consistent with federal tax accounting principles. Except as described in this Section 8, no adjustment shall be made to a Member's Capital Account without the prior unanimous written consent of the Members.

            (e) Market Value Adjustments. Each Member agrees to make appropriate adjustments to the Capital Account of such Member upon any transfer of Shares, including those that apply upon any of the events set forth in Section 1.704-(b)(2)(iv)(f)(5) of the Regulations and in the manner described in Sections 1.704-1(b)(2)(iv)(f) and (g) of the Regulations.

            (f) Transfer. Each Member agrees that, if all or any part of its Shares are transferred in accordance with this Agreement, except to the extent otherwise provided in the Section 704 Regulations, upon admission of the transferee as a Member, the Capital Account, and Percentage Interest of the transferor that is attributable to the transferred Shares will carry over to the transferee.

            (g) Withdrawal of Capital. Except as specifically provided in this Agreement, no Member will be entitled to withdraw all, or any part of, such Member's capital contribution or capital account from the Company prior to the Company's dissolution and liquidation. When such withdrawal is permitted, no Member will be entitled to demand a distribution of property other than money.

            9. Allocations.

            (a) In General. Except as provided in Sections 9(c) and 9(d) below, each item of income, gain, loss or expense of the Company for any Allocation Period (as defined below) shall be allocated in accordance with the Percentage Interests of the Class A and Class B Members as set forth on Schedule I. Income, gain, loss and expense shall be referred to for this purpose as "Net Profits" or "Net Losses," as applicable, and shall be determined in the same manner used in determining the Company's taxable income or loss for federal income tax purposes, except that:

            (i) there shall be added any income exempt from federal income tax;

            (ii) there shall be subtracted any expenditures that are neither deductible nor chargeable to the Capital Accounts;

            (iii) in the case of any property contributed as capital, fair market value (as of the most recent such valuation and adjusted pursuant to this clause (iii)) rather than adjusted tax basis shall be used to compute gain or loss resulting from any disposition of the property and depreciation, amortization and other cost recovery deductions and similar items of income or deduction in respect of such property shall be calculated as if the unadjusted tax basis of the asset were such fair market value;

            (iv) unrealized gain or loss attributable to any property distributed to Members shall be deemed realized immediately prior to the distribution; and

            (v) appropriate adjustments shall be made to reflect any deemed sale or purchase of assets and deemed realization of items of income, gain, loss or expense as a result of a revaluation of assets upon the admission, withdrawal or expulsion of a Member as provided for herein.

            (b) Allocation Periods. Allocations under paragraph (a) of this
Section 9 shall be made for each period (an "Allocation Period") commencing with the day after an Allocation Event (or, in the case of the first Allocation Period, commencing with the date of the filing of the Certificate of Formation with the Secretary of State) and ending on the date of the next succeeding Allocation Event. An "Allocation Event" shall mean any one of the following:

            (i) the end of a calendar year;

            (ii) the admission or withdrawal of a Member;

            (iii) the termination of the Company for federal income tax purposes;

            (iv) the dissolution of the Company; and

            (v) any other event which the Board of Directors, in its discretion, designates as an "Allocation Event."

            (c) Deficit Capital Account and Nonrecourse Debt Rules. Notwithstanding the general allocation rules set forth in Section 9(a), the following special allocation rules shall apply under the circumstances described.

            (i) Limitation on Loss Allocations. Items of loss, deduction or expense shall be allocated to the Capital Account of any Member only until such allocation would reduce such Member's Adjusted Capital Account to zero, and any excess amounts shall be specially allocated pro rata to any other Member or Members to the extent that such special allocation would not also create a negative balance in such other Member's or Members' Capital Accounts (such special allocation shall be referred to herein as a "Special Loss Allocation"). In the event of any Special Loss Allocations to a Member or Members, all future allocations of income shall first be made pro rata to the Member or Members who have received such Special Loss Allocations to the extent of such Member's or Members' "Special Loss Balance." The term "Special Loss Balance" means, as of any date with respect to any Member, the amount by which the aggregate Special Loss Allocations made to such Member's Capital Account exceeds the sum of special income allocations made to such Member's Capital Account.

            (ii) (A) Qualified Income Offset. If in any Fiscal Year a Member unexpectedly receives an adjustment, allocation or distribution described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, items of income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate any deficit in the Adjusted Capital Account of such Member as quickly as possible; provided that an allocation pursuant to this Section 9(c)(ii)(A) shall be made only if and to the extent that a deficit would exist in such Member's Adjusted Capital Account after all other allocations provided for in this Section 9 have been tentatively made and as if this Section 9(c)(ii)(A) were not in this Agreement.

            (B) Gross Income Allocation. If any Member has a deficit Adjusted Capital Account at the end of any Fiscal Year, such Member shall be specially allocated items of income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this
      Section 9(c)(ii)(B) shall be made only if and to the extent that a deficit would exist in such Member's Adjusted Capital Account after all other allocations provided for in this Section 9 have been tentatively made and as if Sections 9(c)(ii)(A) and 9(c)(ii)(B) herein were not in this Agreement.

            (iii) Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, an amount equal to such Member's share of the net decrease in Company Minimum Gain during such Fiscal Year, subject to the exceptions set forth in Section 1.704-2(f)(2), (3) and (5) of the Regulations; provided that, if the Company has any discretion as to an exception set forth in Section 1.704-2(f)(5), the Tax Matters Partner (as defined in
      Section 21 of this Agreement) with the consent of the other Members shall exercise such discretion on behalf of the Company. The Tax Matters Partner shall upon the direction of the Board of Directors, if the application of this Section 9(c)(iii) hereof would cause a distortion in the economic arrangement among the Members, ask the Commissioner of the Internal Revenue Service to waive the Company Minimum Gain chargeback requirements pursuant to Section 1.704-2(f)(4) of the Regulations. To the extent that this Section is inconsistent with Section 1.704-2(f) or Section 1.704-2(k) of the Regulations or incomplete with respect to such Sections of the Regulations, the Company Minimum Gain chargeback provided for herein shall be applied and interpreted in accordance with such Sections of the Regulations.

            (iv) Member Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain during any Fiscal Year, each Member who has a share of the


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      Member Minimum Gain attributable to Member Nonrecourse Debt shall be allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, an amount equal to such Member's share of the net decrease in Member Minimum Gain during such Fiscal Year, subject to the exceptions set forth in Sections 1.704-2(f)(2), (3), and (5) of the Regulations as referenced by Section 1.704-2(i)(4) of the Regulations. The Tax Matters Partner shall upon the direction of the Board of Directors, if the application of this Section 9(c)(iv) hereof would cause a distortion in the economic arrangement among the Members, ask the Commissioner of the Internal Revenue Service to waive the Member Minimum Gain Chargeback requirement pursuant to Section 1.704-2(i)(4) of the Regulations. To the extent that this Section 9(c)(iv) hereof is inconsistent with Sections 1.704-2(i)(4) or 1.704-2(k) of the Regulations or incomplete with respect to such Sections of the Regulations, the Member Minimum Gain Chargeback provided for herein shall be applied and interpreted in accordance with such Sections of the Regulations.

            (v) Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be allocated among the Members in accordance with the ratios in which the Members share the economic risk of loss for the Member Nonrecourse Debt that gave rise to those deductions as determined under
      Section 1.752-2 of the Regulations. This allocation is intended to comply with the requirements of Section 1.704-2(i) of the Regulations and shall be interpreted and applied consistent therewith.

            (vi) Limited Effect and Interpretation. The special rules set forth in Sections 9(c)(i), (ii), (iii), (iv) and (v) hereof (the "Regulatory Allocations") shall be applied only to the extent required by applicable Regulations for the resulting allocations provided for in this Section 9(c), taking into account such Regulatory Allocations, to be respected for federal income tax purposes. The Regulatory Allocations are intended to comply with the requirements of Sections 1.704-1(b), 1.704-2 and 1.752-1 through 1.752-5 of the Regulations and shall be interpreted and applied consistently therewith.

            (vii) Curative Allocations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to divide the Net Profits, Net Losses and similar items. Accordingly, Net Profits, Net Losses and other items will be reallocated among the Members in a manner consistent with Sections 1.704-1(b) and 1.704-2 of the Regulations so as to negate as rapidly as possible any deviation from the manner in which Net Profits, Net Losses and other items are intended to be allocated among the Members pursuant to Section 9(a) that is caused by the Regulatory Allocations.

            (viii) Change in Regulations. If the Regulations incorporating the Regulatory Allocations are hereafter changed or if new Regulations are hereafter adopted, and such changed or new Regulations, in the opinion of independent tax counsel for the Company, make it necessary to revise the Regulatory Allocations or provide further special allocation rules in order to avoid a significant risk that a material portion of any allocation set forth in this Section 9 would not be respected for federal income tax purposes, the Members shall make such reasonable amendments to this Agreement as, in the opinion of such counsel, are necessary or desirable, taking into account the interests of the Members as

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      a whole and all other relevant factors, to avoid or reduce significantly such risk to the extent possible without materially changing the amounts allocable to any Member pursuant to this Agreement and without changing the amounts distributable hereunder.

            (d) Special Allocation to Account for Additional Investment. Notwithstanding the general allocation rules set forth in Section 9(a), in the event that any additional Shares in the Company are issued to Sub pursuant to
Section 1.1 (b) of the Purchase Agreement: (1) Sub's Capital Account shall be increased by the amount of cash paid for such additional Shares; (2) the Percentage Interests of the Class A and Class B Members shall be recalculated pursuant to Sections 7(b) and 7(d) of this Agreement; and (3) the amount of any Net Profits or Net Losses of the Company for any current or future Allocation Period shall be allocated 100% to either the Class A Members (in accordance with their Percentage Interests) or to the Class B Members (in accordance with their Percentage Interests), as appropriate, until the aggregate Capital Account balance of the Class B Members as a percentage of the aggregate Capital Account balances of all Members is equal to the aggregate Percentage Interest held by the Class B Members.

            (e) Admissions and Withdrawals. In the discretion of the Board of Directors, in case any person shall be admitted as a new Member to the Company, or any Member shall withdraw from the Company or shall die, the Company shall be deemed to have sold its assets for their respective fair market values, as determined in good faith by the Board of Directors, and concurrently repurchased such assets, on the date of such event for the same consideration.

            (f) Tax Allocations.

                  (i) Except as otherwise provided in this subsection (i), as of the end of each Fiscal Year of the Company, the Company's income and expense and capital gain or loss, all as determined for federal income tax purposes, shall be allocated for tax purposes among the Members in a manner consistent with the economic allocations of Sections 9(a), 9(b), 9(c) and 9(d) above and giving effect to Section 704(b) and (c) of the Code and the Section 704 Regulations and
Section 706(c)(i) of the Code as determined by the Board of Directors; provided, that without the consent of the Class A Members the Company shall not use any method other than the traditional method, as described in Treas. Reg. Section 1.704-3(b)(1), for making allocations under Section 704(c) of the Code.

                  (ii) If a Member shall make additional capital contributions to the Company as of a date other than the first day of a Fiscal Year, withdraw from the Company or make a withdrawal from such Member's Capital Account as of a date other than the last day of a fiscal year, the Board of Directors shall make such adjustments in the determination and allocation among the Members of income, gain, loss, deduction or credit for tax purposes as the Board of Directors shall deem necessary in their reasonable judgment to equitably take into account such interim event and applicable provisions of law.

                  (iii) In determining a Member's allocable share of the Company's taxable income, the Member's allocable share of each item of Net Profits and Net Losses shall be properly adjusted to reflect the difference between such Member's share of the adjusted tax basis and the book value of the Company's assets used in determining such item. With respect to depreciation, in determining the taxable income allocable to such Member, Net Profits and Net Losses allocable to

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such Member shall be adjusted by eliminating depreciation allocable to such
Member and substituting therefor tax depreciation allocable to such Member determined by reference to such Member's share of the tax basis of the Company's assets. This provision is intended to comply with the requirements of Section 704(c) of the Code and Section 1.704-1(b)(2)(iv)(f) of the Regulations and shall be interpreted and applied consistently therewith.

                  (iv) Any gain recognized from any disposition of a Company asset that is treated as ordinary income because it is attributable to the recapture of any depreciation or amortization shall be allocated among the Members in the same ratio as the prior allocations of Net Profits, Net Losses or other items that included such depreciation or amortization, but not in excess of the gain otherwise allocable to each Member.

                  (v) All tax credits shall be allocated among the Members in accordance with applicable law.

            (g) Section 754 Election. The Tax Matters Partner shall, subject to the direction of the Board of Directors, make an election to adjust the basis of the Company's assets pursuant to Section 754 of the Code and the Treasury Regulations promulgated thereunder.

            (h) Conformity of Reporting. The Members are aware of the income tax consequences of the allocations made by this Section 9 and hereby agree to be bound by the provisions of this Section 9 in reporting their shares of the Company's profits, gains, income, losses, deductions, credits and other items for income tax purposes.

            (i) Certain Defined Terms. The following terms shall have the meaning assigned below:

            "Adjusted Capital Account" means with respect to any Member, the balance in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (i) such Capital Account shall be deemed to be increased by any amounts that such Member is obligated to restore to the Company (pursuant to this Agreement or otherwise) or is deemed to be obligated to restore pursuant to (A) the penultimate sentence of Section 1.704-2(g)(1) of the Regulations, or (B) the penultimate sentence of Section 1.704-2(i)(5) of the Regulations or
      (C) Section 1.704-1(b)(2)(ii)(c) of the Regulations; and (ii) such Capital Account shall be deemed to be decreased by the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations. The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted and applied consistently therewith.

            "Company Minimum Gain" means the aggregate amount of gain (of whatever character), determined for each Nonrecourse Liability of the Company, that would be realized by the Company if it disposed of the Company property subject to such liability in a taxable transaction in full satisfaction thereof (and for no other consideration) and by aggregating the amounts so computed, determined in accordance with Sections 1.704-2(d) and (k) of the Regulations.

      "Fiscal Year" means the fiscal and taxable year of the Company which shall be the year ending December 31.

      "Member Minimum Gain" means the aggregate amount of gain (of whatever character), determined for each Member Nonrecourse Debt, that would be realized by the Company if it disposed of the Company property subject to such Member Nonrecourse Debt in a taxable transaction in full satisfaction thereof (and for no other consideration), determined in accordance with the provisions of Sections 1.704-2(i)(3) and (k) of the Regulations for determining a Member's share of minimum gain attributable to a Member Nonrecourse Debt.

      "Member Nonrecourse Debt" has the meaning ascribed to the term "partner non-recourse debt" specified in Section 1.704-2(b)(4) of the Regulations.

      "Member Nonrecourse Deductions" has the meaning ascribed to the term "partner nonrecourse deductions" specified in Section 1.704-2(i)(2) of the Regulations.

      "Nonrecourse Liability" means any Company liability (or portion thereof) for which no Member bears the economic risk of loss for such liability under
Section 1.752-2 of the Regulations.

      10. Distributions.

      (a) Income Tax Distributions.

            (i) Pro Rata Distributions. The Board of Directors shall, at least five days prior to the date (the "Tax Distribution Date") on which any Member (or any stockholder of KCI) is required to make any estimated tax payments with respect to an Estimation Period, cause the Company to make a pro rata cash distribution to each Member equal to the greater of (x) the product of (1) such Member's Percentage Interest and (2) the Quarterly Pro Rata Tax Liability of the Company, or (y) the Grossed-Up Minimum Amount. An "Estimation Period" shall mean the period for which any Member (or any stockholder of KCI) is required to estimate for Federal income tax purposes his allocation of taxable income from the Company during a calendar year in connection with determining his estimated Federal income tax liability for such period. The "Quarterly Pro Rata Tax Liability of the Company" shall equal (A) the product of (x) the taxable income of the Company for any Estimation Period that is allocated to the Members' Capital Accounts as a result of allocations pursuant only to Section 9(a) of this Agreement and (y) the Tax Percentage, reduced by (B) to the extent not previously taken into account, any income tax benefit attributable to the tax items of the Company and its subsidiaries which could be legally realized (without regard to actual realization) by the Members with respect to tax items of the Company and its subsidiaries in the current or any prior taxable year, or portion thereof, computed at the applicable Tax Percentage for the year that such benefit is taken into account for purposes of this computation. "Tax Percentage" means, for a particular taxable year, the highest effective marginal combined rate of Federal, state and local income tax, imposed (1) for any period when KCI is a pass-through entity for Federal income tax purposes, on any stockholder of KCI and (2) for any period when KCI is not a pass-through entity for Federal income tax purposes, on a Delaware corporation that owns Shares in the Company. The "Grossed-Up Minimum Amount" is the minimum amount, based on the prior tax year's tax liability of Sub or any stockholder of KCI (taking into account only tax items attributable to the Company (including tax items specially allocated under clause (ii), below)) the pro rata distribution of which is required to avoid any underpayment penalties or interest by Sub and any stockholder of KCI (taking into account only tax items attributable to the Company (including tax items specially allocated under clause (ii) below)).

            (ii) Distributions For Special Allocations. If for any Estimation Period a Member receives a special allocation ("Special Allocation") of taxable income as a result of allocations other than pursuant to Section 9(a), then at least five days prior to the Tax Distribution Date for the Estimation Period the Board of Directors shall cause the Company to make a cash distribution to such Member equal to (A) the product of (1) the amount of taxable income Specially Allocated to such Member for the Estimation Period and (2) such Member's Tax Rate, reduced by (B) to the extent not previously taken into account (including with respect to pro rata distributions under Section 10(a)(i)) such Member's allocable share of any income tax benefit attributable to the tax items of the Company and its subsidiaries which could be legally realized (without regard to actual realization) by that Member with respect to tax items of the Company and its subsidiaries in the current or any prior taxable year, or portion thereof, computed at the Member's Tax Rate for the year that such benefit is taken into account for purposes of this computation. A Member's "Tax Rate" shall mean (A) in the case of the Class A Member when it is a pass-through entity for Federal income tax purposes, the highest effective combined rate of Federal, state and local income tax imposed on any stockholder of KCI (taking into account any taxes imposed directly on KCI pursuant to Section 1374 of the Code), and (B) in the case of the Class A Member when it is not a pass-through entity for Federal income tax purposes or the Class B Member, the highest effective combined rate of Federal, state and local income tax imposed on a Delaware corporation that owns Shares in the Company.

            (b) Deemed Tax Distributions. To the extent the Company is required by law to make tax payments on behalf of a Member (e.g. backup withholding or withholding with respect to Members who are neither citizens nor residents of the United States), such payments shall be treated as distributions to the Member on whose behalf the payment is made.

            (c) Other Distributions. Except as otherwise provided in paragraphs
(a) and (b) of this Section 10 or as otherwise required by the Act, distributions to Members shall be made at such time and in such form and amounts as the Board of Directors shall from time to time determine pro rata in accordance with the respective Percentage Interest of each Member.

            (d) Capital Return. Any Member who has received the return of all or any part of such Member's capital contribution pursuant to any distribution that has been wrongfully or erroneously made to such Person in violation of the Act, the Certificate of Formation or this Agreement will be required to return such distribution to the Company if notice of an obligation to return such amount is given to such Member (or former Member) within three years of the date of such return or distribution.

            11. Management.

            (a) Board of Directors; Unlimited Term of Office. Except as otherwise provided herein or in the Act, the Company shall be governed by a board of directors (the "Board of Directors"). The Board of Directors shall be comprised of the seven members who shall be the members of the Board of Directors of KCI. The term of office of each Director shall be unlimited. All of the provisions of the Shareholders Agreement relating to the operation of the Board of Directors of KCI, including Section 5(c), shall be equally applicable to the Board of Directors of the Company.

            (b) Management by Board of Directors. The property, business and affairs of the Company shall be managed by its Board of Directors and in accordance with the terms of this Agreement. Except where the Members' approval is expressly required by this Agreement or by the Act, the Board of Directors shall have full authority, power and discretion to make all decisions with respect to the Company's business and to perform such other services and activities as set forth in this Agreement. Each Director shall be an agent of the Company for its business purposes and may bind the Company in the ordinary course.

            (c) No Management by Members. Except as otherwise expressly provided in this Agreement or the Act, the Members shall have no right to control or manage, and shall not take part in the control or management of, the property, business or affairs of the Company.

            (d) Execution and Delivery of Instruments. Each Director shall have the full power to execute and deliver, for and on behalf of the Company, any and all documents and instruments which may be necessary or desirable to carry on the business of the Company, including any and all deeds, contracts, leases, mortgages, deeds of trust, promissory notes, security agreements and financing statements pertaining to the Company's assets or obligations, and to authorize the confession of judgment against the Company, and no other signature shall be required for any such instrument or document to bind the Company; provided that the execution or delivery of the document or instrument is an authorized act of the Board of Directors taken in accordance with this Agreement.

            (e) No Salaries, Fees or Bonuses; Reimbursement of Expenses. (i) Except as otherwise provided in this Agreement or as approved by the Board of Directors, neither the Directors nor the Members shall receive any salaries, fees, bonuses, remunerations, benefits or other compensation from the Company for their services to the Company as Directors or otherwise.

            (f) Liability for Certain Acts. A director of the Company shall perform his or her duties in good faith and in a manner he or she reasonably believes to be in the best interests of the Company. A director who so performs such duties shall not have any liability by reason of being or having been a director. Without limiting the generality of the preceding sentence, a director does not in any way guaranty the return of any capital contribution to a Member or a profit for the Members from the operations of the Company.

            (g) No Exclusive Duty to Company. The directors shall not be required to manage the Company as their sole and exclusive functions and they may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right pursuant to this Agreement to share or participate in such other business interests or activities of the directors or to the income or proceeds derived therefrom. The directors shall incur no liability to the Company or any Member as a result of engaging in any other business interests or activities.

            (h) Appointment of Officers, etc. The officers of the Company shall be the same individuals and shall hold the same offices as the officers of KCI.

            12. Voting Rights of Members; Meetings of Members.

            (a) Voting Rights of Members: In General. Except as specifically provided by this Agreement, or as required by the Act, Members shall not be entitled to vote on any matter.

            (b) Meetings of Members. A meeting of the Members may be called annually by the Board of Directors. Meetings of the Members shall be held at the Company's principal place of business or at any other place agreed to by the Board of Directors.

            (c) Act of Members. Except as specifically provided by this Agreement, or as required by the Act, the affirmative vote of Members holding a majority of the Percentage Interests shall be the act of the Members.

            (d) Written Consent. In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the consent of Members holding such Percentage Interests as would be required for Members to take action under this Agreement. If such consent is not unanimous, notice shall be given to those Members who have not consented in writing.

            13. Admission of Additional Members. (a) One or more additional Members of the Company may be admitted to the Company at any time or from time to time in accordance with the terms of this Agreement. Each new Member shall be required to become a party to and be bound by this Agreement.

            (b) The Company may issue Membership Interests (including warrants, options, rights or convertible instruments), from time to time in one or more classes, or one or more series of such classes, which classes or series shall have, subject to the provisions of applicable law, such designations, preferences and relative, participating, optional or other special rights as shall be fixed by the unanimous decision of the Board, including with respect to (a) the allocation of income, gain, loss or expense to each such class or series; (b) the right of each such class or series to share in distributions; (c) the rights of each such class or series upon dissolution and liquidation of the Company; (d) the price at which, and the terms and conditions upon which, each such class or series of Membership Interests may be redeemed by the Company, if any such class or series is so redeemable; (e) the rate at which, and the terms and conditions upon which, each such class or series may be converted into another class or series of Membership Interests; and (f) the right of each such class or series to vote on, or take action with respect to, Company matters, including matters relating to the relative rights, preferences and privileges of such class or series, to the extent permitted by applicable law, if any such class or series is granted such voting rights.

            14. Dissolution. Subject to the provisions of Section 15 of this Agreement, the Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

            (a) December 31, 2048;

            (b) The determination of all of the Members to dissolve the Company; or

            (c) The occurrence of an event of withdrawal of a Member or any other event causing a dissolution of the Company under Section 18-801 of the Act.

            15. Continuation of the Company. Notwithstanding the provisions of
Section 14(c) hereof, the occurrence of an event of withdrawal of a Member shall not dissolve the Company if within ninety days after the occurrence of such event of withdrawal, the business of the Company is continued by the agreement of all of the remaining Members.

            16. Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely debts, obligations and liabilities of the Company, and no Member of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

            17. Further Assurances. Each of the Members shall hereafter execute and deliver such further instruments and documents and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement, including, without limitation, executing and delivering any amended, modified or restated limited liability company agreements.

            18. Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless the Board of Directors and Members and their respective affiliates, directors, members, shareholders, partners, officers, employees and agents (collectively, the "Indemnitees") from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses, including reasonable attorneys' fees (collectively, "Losses") paid or incurred by any such Indemnitee in connection with the conduct of the Company's business in accordance with this Agreement and the Act, except that no Indemnitee shall be entitled to indemnification in respect of any Loss incurred by the Indemnitee by reason of the Indemnitee's gross negligence, willful misconduct, bad faith or a knowing violation of law. Any indemnity under this Section shall be provided out of and to the extent of Company assets only and no Member shall have any personal liability on account thereof. All rights of an Indemnitee under this Section shall survive the dissolution of the Company and the withdrawal of the Indemnitee from membership in the Company.

            19. Withdrawal. Except as otherwise provided in this Agreement, no Member shall have the right to withdraw from the Company except with the consent of the other Member and upon such terms and conditions as may be specifically agreed upon between such other Member and the withdrawing Member. The provisions of this Agreement with respect to distributions upon withdrawal are exclusive and no Member shall be entitled to claim any further or different distribution upon withdrawal under Section 18-604 of the Delaware Act or otherwise.

            20. Liquidation.

            (a) In General. Upon dissolution of the Company, the Board of Directors or other persons selected by the Board of Directors shall be the liquidators of the Company (collectively, the "Liquidators"). The Liquidators shall liquidate the assets of the Company and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

            (i) to creditors of the Company (including Members); and

            (ii) to the Members, to the extent of and in proportion to the balances in their respective Capital Accounts, after adjustment to reflect any income, gain, loss or expense for the fiscal year in which such liquidation occurs.

            (b) Reserve for Contingent Liabilities. Notwithstanding paragraph
(a) of this Section, the Liquidators may place in escrow a reserve of cash or other assets of the Company for contingent liabilities in an amount determined by the Liquidators to be appropriate for such purposes.

            21. Tax Matters. The Members and the Company intend that the Company will be treated as a partnership for United States federal income tax purposes and will file such forms as may be necessary or appropriate in furtherance thereof. The Members and former Members shall, on each such person's tax return, treat each item of income, gain, loss or expense in a manner consistent with the treatment of such item on the Company's tax returns and reports. KCI shall act as the tax matters partner for the Company (the "Tax Matters Partner") and shall be generally authorized to prepare, execute and file tax returns on behalf of the Company and to represent the Company before the Internal Revenue Service and any state or local taxing authority.

            22. Amendments.

            (a) In General. Except as otherwise provided by this Agreement or the Act, this Agreement may be amended by the unanimous vote of the Members and only if set forth in a written instrument signed by each Member.

            (b) Amendments by Board of Directors. Notwithstanding anything to the contrary contained in this Section, the Board of Directors may modify the provisions of this Agreement without the consent of the Members if, upon advice of counsel to the Company, the modification is necessary to cause the Company to be or to continue to be classified as a partnership for federal income tax purposes.

            (c) Consent in Certain Cases. Notwithstanding anything to the contrary contained in this Section, without the consent of the affected Member, no amendment to this Agreement may (i) increase the liability of such Member beyond the liability of such Member expressly set forth in this Agreement or under applicable law, or modify or affect the limited liability of such Member,
(ii) except as provided in this Agreement, reduce the Percentage Interest or right to distributions from the Company of such Member, (iii) except as provided in this Agreement, change the method of calculating the amount of allocations made to such Member or (iv) otherwise adversely affect the rights of such Member.

            23. Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart hereof shall together be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                                        COMPANY:

                                        KEY COMPONENTS, LLC

                                        By: /s/ [ILLEGIBLE]
                                           -------------------------------------
                                           Name:
                                           Title:


                                        MEMBERS:

                                        KEY COMPONENTS, INC.

                                        By: /s/ [ILLEGIBLE]
                                           -------------------------------------
                                           Name:
                                           Title:


                                        KEYHOLD, INC.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                                        COMPANY:

                                        KEY COMPONENTS, LLC

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        MEMBERS:

                                        KEY COMPONENTS, INC.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        KEYHOLD, INC.

                                        By: /s/ [ILLEGIBLE]
                                           -------------------------------------
                                           Name:
                                           Title:

                                   Schedule I

                                       to

                  Limited Liability Company Operating Agreement

                                       of

                               KEY COMPONENTS, LLC

                                                                                             Percentage
    Name of Member         Class of Shares  Address and Facsimile Number   Capital Account    Interest        Shares
    --------------         ---------------  ----------------------------   ---------------    --------        ------
1.  Key Components, Inc.     Class A (100%)                                   $80,744,101      88.98%       1,113,117

2.  Keyhold, Inc.            Class B (100%)                                   $10,000,000      11.02%        137, 931